Exhibit 99.1

Compass East Realty Joins Hamptons Luxury Homes Sales Referral Program

Bridgehampton, NY (2/27/07) – Hamptons Luxury Homes (OTCBB:HLXH), a nationally recognized and award-winning luxury homebuilder of custom estate homes, today announced that it has signed an agreement with Compass East Realty, for its participation in Hamptons Luxury Homes’ recently-announced formal sales-referral program.  This marks the third Long Island-based firm to join the program.

“We are delighted to welcome Anthony Lubrano and his agents to our program,” said Roy Dalene, president of Hamptons Luxury Homes.  “Compass East can now provide an added level of service to their customers and be compensated for this participation.”

Hamptons Luxury Homes recently announced its formation of a unique sales program that enables Long Island real estate agents from firms focusing on expensive properties, to provide specific referrals of clients to Hamptons Luxury Homes and receive a fully disclosed fee on those referrals.  A number of real estate firms serving the area are already very familiar with the fine quality and craftsmanship of Telemark, a wholly-owned subsidiary of Hamptons Luxury Homes.

“We believe Hamptons Luxury Homes has developed something that is unique in our industry and very much welcomed,” said Anthony Lubrano, President of Compass East Realty, Ltd.  “This is a program that benefits those of us in the industry that recognize the need to provide the best possible customer service to our clients in a highly-competitive marketplace.”

The Hamptons Luxury Homes Sales Referral program allows real estate agents from various Hamptons’ firms the opportunity to introduce Hamptons Luxury Homes services to their clients who may be considering the following:

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building, renovating, altering or repairing a home

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in need of property maintenance

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in need of a property manager

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custom millwork

Additionally, Hamptons Luxury Homes provides sales support to the real estate agent.  If an agent has a client who is considering purchasing a home and wants to determine the cost for alterations or repairs, Hamptons Luxury Homes will perform an evaluation and create a preliminary budget for that client free of charge.  The agent then may be able to roll the cost of repairs or alterations into the sales price of the home and add his or her referral fee on a fully disclosed basis.  Hamptons Luxury Homes is also able to determine the cost of a project and add a line item for a referral fee as agreed by the agent, thereby fulfilling any disclosure requirements that are required.

About Compass East Realty

Compass East Realty, based in Hampton Bays, New York, was founded by licensed broker Anthony Lubrano in 1994.  He has resided in Hampton Bays since 1975 and brings 25 years experience in all phases of real estate, both residential and commercial, specializing in sales and rentals including re-sales, new construction, vacant land, seasonal and year round rentals.  He has also appraised and mortgaged all types of real property and has extensive experience in condominium and cooperative conversions.  Mr. Lubrano originally entered the real estate business in 1979 as a member of the Lubrano Agency sales staff, assisting in the general management of the family business.

About Hamptons Luxury Homes

Hamptons Luxury Homes (www.hlxhomes.com) is a regional homebuilder of custom estate homes with operations in Bridgehampton, New York.  Founded in 1978, Hamptons Luxury Homes is a nationally recognized and award winning luxury homebuilder.  Awarded “Custom Builder of the Year” by Custom Builder Magazine in 1998, the Company maintains an industry leading reputation for construction of luxury vacation homes from foundation to completion, with values ranging up to $50 million.  Hamptons Luxury Homes combines the most innovative methods of ultra-high quality materials with superb old-world craftsmanship to create the ultimate in luxury homes with outstanding aesthetic appeal.  Already a recognized and well-established entity in the exclusive environs of Southampton, New York (through its Telemark subsidiary), the firm plans to expand into similar luxury markets in the United States.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the securities Act of 1933 and Rule 3B-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules.  All statements, other than statements of fact, included in this release, including without limitation, statements regarding the potential future plans and objectives of the Corporation, are forward-looking statements that involve risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Contact:

Beverly Jedynak

Martin E. Janis & Company, Inc.

312-943-1100 ext. 12

bjedynak@janispr.com